Exhibit 99.1
ADVENTRX ANNOUNCES POSITIVE FDA PRE-IND MEETING OUTCOME
ANX-530 Clinical Path Affirmed by FDA
SAN DIEGO – December 07, 2005 – ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) today announced that it has conducted a pre-IND meeting with the US Food and Drug Administration (FDA) regarding the proposed 505(b)(2) New Drug Application (NDA) regulatory plan for ANX-530 (vinorelbine emulsion). The FDA has affirmed the Company’s proposal to conduct a single bioequivalency study of ANX-530 as a marketing-enabling clinical trial. ANX-530 is a novel, emulsion formulation of vinorelbine tartrate. Vinorelbine is a chemotherapeutic agent indicated as a single agent or in combination with cisplatin for treatment of advanced non-small cell lung cancer (NSCLC).
“We are quite pleased that the FDA agreed with our clinical approach for ANX-530. Conducting a single marketing-enabling trial gives us the most direct path toward launching ANX-530 as our first commercial product,” said Evan M. Levine, ADVENTRX president and CEO. “We look forward to starting this clinical trial by the first half of 2006 with the current objective of filing an NDA for marketing approval in 2007.”
The Company currently plans to file an investigational new drug (IND) application in the first half of 2006. The proposed clinical trial will compare the bioequivalency of ANX-530 and vinorelbine in patients with advanced solid tumors. In addition, the Company plans to collect comparative data on vein irritation and other safety parameters as secondary endpoints. The Company holds certain exclusive rights to ANX-530 per the licensing agreement with SD Pharmaceuticals, Inc. announced in October 2005.
Section 505(b)(2) of the US Food, Drug & Cosmetic Act permits the FDA to approve a new drug application (NDA) in part on the basis of published literature or on a previous finding of safety or effectiveness of a drug. A 505(b)(2) application can apply to new chemical entities or to changes to previously approved drugs. Examples of 505(b)(2) applications include changes to dosage forms, routes of administration, or in the case of ANX-530, changes to the formulation. This procedure potentially allows drug manufacturers to obtain more rapid approval of new forms of drugs based in part by referencing proprietary data from the original drug manufacturer.
Vinorelbine inhibits cellular replication and ultimately causes cellular death by disrupting microtubule formation. Vinorelbine and other drugs in the vinca alkaloid category are classified as vesicants and may cause severe injection site reactions. Vinorelbine can cause both irritant and vesicant types of injection site reactions. Irritants cause an acute and limited irritation to the vein while vesicants cause an injection site reaction. Studies have shown injection site reactions, including erythema, pain at injection site, and vein discoloration occur in approximately one third of NSCLC patients treated with vinorelbine.
ANX-530 Pre-clinical Studies:
ANX-530 has demonstrated the ability to markedly reduce injection-site irritation in preclinical testing, compared to Navelbine®, GlaxoSmithKline’s approved form of vinorelbine tartrate. Navelbine® prescribing information includes a black box warning for necrosis and thrombophlebitis. Pre-clinical studies with ANX-530 showed equivalent pharmacokinetic and pharmacodynamic profiles when compared to Navelbine. Vinorelbine tartrate is currently used as a monotherapy or in combination with other chemotherapeutic agents for the treatment of non-small cell lung, breast, ovarian and other cancers.
About Non-Small Cell Lung and Breast Cancers:

According to the American Cancer Society, approximately 80% of the more than 173,000 Americans diagnosed with lung cancer each year have non-small cell lung cancer (NSCLC). Lung cancer is the leading cause of cancer death and more than 160,000 people in the US will die each year from the disease. Breast cancer is the most common non-skin cancer and second leading cause of cancer-related death in women with more than 200,000 new cases diagnosed in the US annually.
About ADVENTRX
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on introducing new technologies for anticancer and antiviral treatments that improve the performance and safety of existing drugs by addressing significant problems such as drug metabolism, toxicity, bioavailability and resistance. The Company’s lead compound, CoFactor™, is a biomodulator of 5-fluorouracil (5-FU), a widely used cancer chemotherapy. Phase II and Phase IIb clinical trials are ongoing to evaluate CoFactor use with 5-FU as a first line treatment of metastatic colorectal cancer. The Company has received clearance under a special protocol assessment from the US Food and Drug Administration (FDA) to begin a CoFactor Phase III pivotal clinical trial for metastatic colorectal cancer, which is currently planned to begin patient dosing in Q1 2006. More information can be found on the Company’s Web site at www.adventrx.com.
Forward Looking Statement
This press release contains forward-looking statements, within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, regarding ADVENTRX. Such statements are made based on management’s current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the FDA and other regulatory agencies. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements regarding ADVENTRX, see the section titled “Risk Factors” in ADVENTRX’s last quarterly report on Form 10-Q, as well as other reports that ADVENTRX files from time to time with the Securities and Exchange Commission. All forward-looking statements regarding ADVENTRX are qualified in their entirety by this cautionary statement. ADVENTRX undertakes no obligation to release publicly any revisions, which may be made to reflect events or circumstances after the date hereof.
Contact:
ADVENTRX Pharmaceuticals
Andrea Lynn
858-552-0866